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IMMEDIATE RELEASE                               For further information contact:
September 8, 2000                               James W. Hoekwater, Treasurer
                                                Acme Metals Incorporated
                                                (708) 841-8383, ext. 2558



                 WCI FORMALIZES INTEREST IN ASSETS OF ACME STEEL


RIVERDALE, Illinois, September 8, 2000--Acme Metals Incorporated today stated it has filed a motion in U.S. Bankruptcy Court, Delaware District, seeking approval for expense reimbursement and establishing bidding procedures, including provisions for a break-up fee and minimum overbid in certain circumstances, relating to a potential sale of the operating assets of its wholly owned subsidiary, Acme Steel Company, to WCI Steel, Inc. The motion includes a non-binding term sheet outlining the significant terms of a potential purchase agreement by WCI. Acme and WCI intend to negotiate toward a definitive purchase agreement subject to the completion of due diligence. Acme is being advised during the process by the New York office of Wasserstein Perella & Co., Inc.

Acme Metals Incorporated, the parent company of Acme Steel Company, through its operating subsidiaries, is a fully integrated producer of steel, steel strapping and strapping products, and welded steel tubing. On September 28, 1998, Acme Metals and its subsidiaries filed separate voluntary petitions for protection and reorganization under Chapter 11 of the United States Code. The Company is in possession of its properties and assets and continues to manage its business as debtor-in-possession subject to the supervision of the Bankruptcy Code. Its common stock is listed on the Bulletin Board of the National Association of Securities Dealers under the symbol AMIIQ.



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